Exhibit 5.1

SIMPSON THACHER & BARTLETT LLP

425 LEXINGTON AVENUE

NEW YORK, N.Y. 10017-3954

(212) 455-2000

FACSIMILE (212) 455-2502

May 12, 2010

Toys “R” Us Property Company I, LLC

MAP Real Estate, LLC

Wayne Real Estate Company, LLC

TRU 2005 RE I, LLC

TRU 2005 RE II Trust

One Geoffrey Way

Wayne, New Jersey 07470

Ladies and Gentlemen:

We have acted as counsel to Toys “R” Us Property Company I, LLC, a Delaware limited liability company (the “Company”), MAP Real Estate, LLC, a Delaware limited liability company (“MAP”), Wayne Real Estate Company, LLC, a Delaware limited liability company (“Wayne”), TRU 2005 RE I, LLC, a Delaware limited liability company (“TRU I”), and TRU 2005 RE II Trust, a Delaware statutory trust (“TRU II” and, together with MAP, Wayne and TRU I, the “Guarantors”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of up to $950,000,000 aggregate principal amount of 10.75% Senior Notes due 2017 (the “Exchange Notes”) and the issuance by the Guarantors of guarantees (the “Guarantees”) with respect to the Exchange Notes. The Exchange Notes and the Guarantees will be issued under an Indenture dated as of July 9, 2009 (the “Indenture”) among the Company, the Guarantors and The Bank of New York Mellon, as trustee (the “Trustee”). The Exchange Notes will be offered by the Company in exchange for $950,000,000 aggregate principal amount of its outstanding 10.75% Senior Notes due 2017.

We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors.

LONDON	HONG KONG	TOKYO	LOS ANGELES	PALO ALTO

In rendering the opinions set forth below, we have assumed the genuineness of all signatures (other than the signatures of persons signing on behalf of the Company), the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the Delaware Statutory Trust Act, we have relied upon the opinion of Richards, Layton & Finger, P.A. dated the date hereof.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. When the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange, the Exchange Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

2. When (a) the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange and (b) the Guarantees have been duly issued, the Guarantees will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States and, to the extent set forth herein, the Delaware Limited Liability Company Act and the Delaware Statutory Act.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP

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